|	NEWS
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2011 Ford Brand Sales up 17 Percent for the Year in U.S.;
Fuel-Efficient Cars, Utilities, Trucks Drive Sales Gains

•	U.S. sales of the Ford brand totaled 2,062,915 vehicles in 2011, sealing its first three-point market share gain over three consecutive years since 1970

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Ford brand small car sales were up 25 percent in 2011, with 244,291 vehicles sold, while utilities increased 31 percent with 579,626 sales. Ford sold 584,917 F-Series pickups in 2011, making it the best-selling truck for 35 consecutive years and the best-selling vehicle for 30 years

•	Ford posts best December retail sales month since 2005; total sales in December were up 10 percent

•	Ford announces 2012 outlook for industry sales and economic growth

DEARBORN, Mich., Jan. 4, 2012 - Ford brand 2011 U.S. sales increased 17 percent, totaling 2,062,915 vehicles, sealing the brand's first three-point market share gain over three consecutive years since 1970. Total Ford Motor Company sales for the year increased to 2,148,806 vehicles, up 11 percent for the year.

“The year finished on a high note, with industry sales momentum strengthening as the year came to a close,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “We saw Ford sales strengthen as well, posting our best December retail sales month since 2005 and closing the year as America's best-selling brand.”

Small car, utilities and truck sales drove Ford's marketplace performance in 2011. Small car sales were up 25 percent in 2011 with 244,291 cars sold.

Ford Fusion had a record year with 248,067 vehicles sold.

Ford brand utility sales totaled 579,626 vehicles in 2011, up 31 percent, making it the best-selling utility brand in America. Sales were paced by the Explorer, up 124 percent, with 135,704 sold, and record Escape sales of 254,293, up 33 percent for the year, including an all-time monthly sales record in December of 25,574 vehicles.

In December, Ford brand sales were 201,737, up 16 percent from a year earlier. Ford sold 68,278 F-Series pickups in December, representing its best December sales results since 2006. For the year, F-Series sales totaled 584,917 trucks, making it the only vehicle to break the 500,000 vehicle sales mark last year.

For 2012, Ford expects the global economy to expand in the 3 percent range, extending the global economic recovery to a third consecutive year. Global industry sales are projected to be in the range of 75 million to 85 million.

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In the U.S., Ford expects the economy to expand 2 to 3 percent in 2012 and industry sales to be in the range of 13.5 million to 14.5 million.

Economies in Europe are tracking at different speeds. Ford expects industry sales in the European 19 markets to be in the range of 14.0 million to 15.0 million units in 2012.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact(s):	Erich Merkle
Ford North America
313.806.4562
emerkle2@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.